Exhibit 10.1

SATISFACTION AND DISCHARGE OF indebtedness pursuant to underwriting agreement dated april 25, 2022 june 13, 2025

This Satisfaction and Discharge of Indebtedness (the “Satisfaction and Discharge”) is made and entered into to be effective as of June 13, 2025, by and between Aimfinity Investment Corp. I (“AIMA”), Aimfinity Investment Merger Sub I (“Sub I”), Aimfinity Investment Merger Sub II, Inc. (“Sub II”) and Docter, Inc. (“Docter”) (AIMA, Sub I, Sub II and Doctor, collectively, the “Company”) on the one hand, and D. Boral Capital, LLC (f/k/a EF Hutton, division of Benchmark Investments, LLC (“D. Boral”), on the other hand. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, AIMA and D. Boral are parties to an Underwriting Agreement dated April 25, 2022 (the “Underwriting Agreement”) relating to the initial public offering of AIMA (the “IPO”);

WHEREAS, pursuant to the Underwriting Agreement and the final prospectus relating to the IPO (SEC File No. 333-263874), AIMA is obligated to pay the several underwriters of the IPO the principal sum of $2,817,500 (the “Deferred Underwriting Commission”) upon the consummation of the Company’s Business Combination (as defined below), and the Company agreed that it will pay the Deferred Underwriting Commission directly from the Trust Account to the several underwriters of the IPO, including D. Boral.

WHEREAS, Aimfinity has entered into the Agreement and Plan of Merger, dated as of October 13, 2023 (as it may be amended from time to time, including the Amendment No. 1, dated June 5, 2024, and Amendment No. 2, dated January 29, 2025 the “Merger Agreement”), which provides for a Business Combination (as defined below) between AIMA and Docter. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) AIMA will merge with and into Sub I, with Sub I remaining as the surviving publicly traded entity (“PubCo”); (ii) then, Sub II, a wholly owned subsidiary of Sub I, will be merged with and into Docter, resulting in Docter being a wholly owned subsidiary of Sub I (the “Business Combination”). Upon consummation of the Business Combination, PubCo shall be renamed as “Inkwater Holding Inc.”

WHEREAS, subject to satisfaction or waiver of the closing conditions as set forth in the Merger Agreement, the Business Combination is scheduled to close on or about June 28, 2025, at which time, the Deferred Underwriting Commission to the several underwriters would be immediately due and payable.

WHEREAS, the Company has requested of D. Boral that, in lieu of the Company tendering the Deferred Underwriting Commission in cash, D. Boral accepts cash and ordinary shares of PubCo as satisfaction of the Deferred Underwriting Commission with regard to D. Boral.

WHEREAS, in lieu of collecting any portion of the Deferred Underwriting Commission in cash at the time of the closing of the Business Combination, D. Boral hereby agrees to accept as full satisfaction of the Deferred Underwriting Commission, the specific allocated payments of (i) $80,000 in cash at the time of the closing of the Business Combination (the “Closing”); and (ii) 132,875 of newly issued ordinary shares of PubCo (the “Ordinary Shares”; when multiplied by $10.00 per share shall equal to $1,328,750, the “Original Aggregate Share Value”), which shall be issued and delivered to D. Boral at the Closing (the “Effective Date”).

For clarity, this Agreement is not intended to, and shall not serve to, affect, modify or amend the Underwriting Agreement and the Deferred Underwriting Commission unless or until the amounts specified in subsections 1(a) and 1(b) of Article I below are timely paid in full.

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.	D. Boral shall only acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and will only acknowledge that the Company’s obligations to pay in cash the Deferred Underwriting Commission under the Underwriting Agreement have been satisfied and discharged, if the below conditions occur:

A.	On the closing date of the Business Combination, the Company causes $80,000 to be wired to the bank account of D. Boral;

B.	PubCo issues to D. Boral (or its designees) 132,875 Ordinary Shares, which is equal to the Original Aggregate Share Value at the Closing.

2.	After the conditions above are satisfied, D. Boral shall acknowledge the satisfaction and discharge of the Deferred Underwriting Commission with regard to D. Boral, except with respect to the Company’s obligations in Article II below, which shall remain enforceable.

ARTICLE II

POST-SATISFACTION COMPANY COVENANTS

1.	After D. Boral has acknowledged the satisfaction and discharge of the Deferred Underwriting Compensation with regard to D. Boral, the Company irrevocably covenants to perform the following after execution of this Agreement:

A.	Within thirty (30) days from the Closing, the Company shall cause to be filed a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act for all of the Ordinary Shares (including, if any, the Ordinary Shares that will be issued to D. Boral pursuant to Section 2.1.B below) and shall use reasonable commercial efforts to cause the effectiveness of the Registration Statement.

B.	Furthermore, if the VWAP value (as calculated below) of the 132,875 Ordinary Shares that D. Boral holds as a result of this Satisfaction and Discharge is, as of the business day before the Registration Statement is to be filed initially with the SEC pursuant to Section 2.1.A herein, lower than the Original Aggregate Share Value (i.e., the difference between the VWAP value (as calculated below) on any given date and the Original Aggregate Share Value, the “Difference in Amount”), then the Company shall compensate D. Boral either in cash or issuing additional Ordinary Shares, which shall also be registered pursuant to the same registration statement, at a new value of Ordinary Shares, the (“New Share Price”) in an amount equal to the Difference in Amount. If the Company decides to compensate D. Boral for the Difference in Amount by issuing additional Ordinary Shares, then the New Share Price shall equal an amount that is the lowest of the VWAP for a period of five (5) trading days immediately prior to the initial filing of the Registration Statement. The Company will nevertheless proceed to register all or any of the Ordinary Shares D. Boral has requested to be registered.

ARTICLE II

MISCELLANEOUS PROVISIONS

3.1 This Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. If the Company fails to strictly comply with the terms of this Satisfaction and Discharge Agreement, then the Company shall reimburse D. Boral promptly for all reasonable fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by D. Boral in any action in connection with this agreement, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to D. Boral’s rights, remedies and obligations, (ii) collecting any sums which become due to D. Boral, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of D. Boral.

3.2 This Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

1.	The Company hereby acknowledges and agrees that D. Boral shall be entitled to all of their rights, protections, indemnities and immunities in connection with their execution of this Satisfaction and Discharge and the performance of any obligations hereunder or in connection herewith.

2.	For purposes of this Agreement, the following terms shall have the following meanings:

“Market Price Per Share” or “Market Share Price” means the most recent previous close price of a single Ordinary Share of the Company as listed on the Principal Market.

“Principal Market” means the Nasdaq Stock Market LLC.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

IN WITNESS WHEREOF, D. Boral and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

D. BORAL CAPITAL, LLC

By:	/s/ Stephanie Hu
Name:	Stephanie Hu
Title:	Co-Head, Investment Banking

AIMFINITY INVESTMENT CORP. I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer

AIMFINITY INVESTMENT MERGER SUB I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

AIMFINITY INVESTMENT MERGER SUB II, INC.

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

DOCTER INC.

By:	/s/ Hsin-Ming Huang
Name:	Hsin-Ming Huang
Title:	Chief Executive Officer

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